SERVICE AGREEMENT


     This Agreement is entered into as of October 15, 2004 among American United Life Insurance Company, an Indiana Corporation (the "Service Provider"), OneAmerica Securities, Inc., a registered Broker-Dealer ("OneAmerica"), Dreyfus Service Corporation, a New York corporation ("Dreyfus"), and those registered investment companies managed, advised, sub-advised or administered by one or more affiliates of Dreyfus that are identified on Schedule A attached hereto (the "Funds").

     The Service Provider provides administrative services comprised of recordkeeping, reporting and processing services (the "Administrative Services") to qualified employee benefit plans (the "Plans"). Administrative Services for each Plan include processing and transfer arrangements for the investment and reinvestment of Plan assets in investment media specified by an investment adviser, sponsor or administrative committee of the Plan (a "Plan Representative") generally upon the direction of Plan beneficiaries (the "Participants"). The Administrative Services are provided by the Service Provider under various variable annuity contracts.

     The Service Provider and Dreyfus desire to facilitate the purchase and redemption of shares of the Funds (the "Shares") on behalf of the Plans and their Participants through the insurance company separate account (an "Account") to be maintained of record by the Service Provider as nominee of the Plans, subject to the terms and conditions of this Agreement.

     Accordingly, the parties hereto agree as follows:

     1. Performance of Services. The Service Provider agrees to perform the administrative services and functions specified in Schedule B attached hereto (the "Services") with respect to Shares owned by the Accounts.

     2. Pricing Information. Each Fund or its designee will furnish the Service Provider, on each business day that the New York Stock Exchange or such Fund's transfer agent is open for business ("Business Day"), with (i) net asset value information as at the close of trading (currently 4:00 p.m. Eastern Time) on the New York Stock Exchange or as at such earlier times at which a Fund's net asset value is calculated as specified in such Fund's prospectus ("Close of Trading"),
(ii) dividend and capital gains information as it becomes available, and (iii) in the case of income Funds, the daily accrual for interest rate factor (mil rate). The Funds shall use reasonable efforts to provide such information to the Service Provider by 7:00 p.m. Eastern Time on the same Business Day.

     3. Orders and Settlement. Upon the receipt of instructions from Participants or Plan Representatives, the Service Provider will calculate order allocations among designated investment media and transmit to Dreyfus orders to purchase or redeem shares for specified Accounts on the basis of those instructions. The Service Provider agrees that orders for net purchases or net redemptions of Shares derived from instructions received in proper form by the Service Provider from Participants or Plan Representatives prior to the Close of Trading on any given Business Day will be processed that same evening and transmitted to Dreyfus or its designee by 8:30 a.m. Eastern Time on the next Business Day. The Service Provider agrees that payment for net purchases of Shares attributable to all orders executed for the Accounts on a given Business Day will be wired by the Service Provider on the same Business Day such purchase orders are transmitted to Dreyfus or its designee no later than 2:00 p.m. to a custodial account designated by Dreyfus. Subject to the Service Provider's compliance with the foregoing, the Service Provider will be considered agent for the Funds and the Business Day on which instructions are received in proper form by the Service Provider from Participants or Plan Representatives by the Close of Trading will be the date as of which Shares will be purchased and redeemed as a result of such instructions. Instructions received in proper form by the Service Provider from Participants or Plan Representatives after the Close of Trading on any given Business Day shall be treated as if received on the next following Business Day. Dividends and capital gains distributions will be automatically reinvested at net asset value in accordance with each Fund's then current prospectus.

     4. Account Information. Dreyfus will provide to the Service Provider: (a) daily confirmations of Account activity within five Business Days after each day on which a purchase or redemption of Shares is effected for the particular Account, and (b) monthly statements detailing activity in each Account within fifteen Business Days after the end of each month.

     5. Maintenance of Records. The Service Provider shall maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Services. Upon the request of Dreyfus, the Service Provider shall provide copies of all the historical records relating to transactions between the Funds and the Plans, written communications regarding the Funds to or from such Plans and other materials, in each case (i) as are maintained by the Service Provider in the ordinary course of its business and in compliance with laws and regulations governing transfer agents, and (ii) as may reasonably be requested to enable Dreyfus, or its representatives, including without limitation its auditors or legal counsel, to (a) monitor and review the Services, (b) comply with any request of a governmental body or self-regulatory organization or a Plan, (c) verify compliance by the Service Provider with the terms of this Agreement, (d) make required regulatory reports, or (e) perform general customer supervision. The Service Provider agrees that it will permit Dreyfus or such representatives to have reasonable access to its personnel and records in order to facilitate the monitoring of the quality of the Services.

     6. Compliance with Laws. At all times, the Service Provider shall comply with all laws, rules and regulations applicable to a transfer agent under the Federal securities laws, including without limitation all prospectus delivery requirements.

     7. Fund Prospectuses. The Service Provider's performance of the Services, including without limitation the purchase and redemption of Shares, shall be subject to the terms and conditions set forth in each Fund's prospectus.

     8. Operations of Funds. In no way shall the provisions of this Agreement limit the authority of any Fund or Dreyfus to take such action as it may deem appropriate or advisable in connection with all matters relating to the operation of such Fund and the sale of its Shares.

     9. Representations with respect to Dreyfus Funds. The Service Provider and its agents shall not make representation concerning a Fund or Shares except those contained in the then current prospectus of such Fund, in current sales literature furnished by Dreyfus to the Service Provider, and in current sales literature created by the Service Provider and submitted to and approved in writing by Dreyfus.

     10. Expenses.

     (a) The Service Provider shall bear all expenses incidental to the performance of the Services.

     (b) Dreyfus shall pay the cost of registration of each Fund's shares with the Securities and Exchange Commission and in states where required. Each Fund shall distribute or cause to be distributed to the Service Provider its proxy material, periodic Fund reports to shareholders and other material as such Fund may require to be sent to shareholders. The cost of preparing and printing this material shall be paid by Dreyfus for the applicable Fund, and the cost of distributing such items shall be paid by the Service Provider in accordance with Paragraph 10(a).

     11. Relationship of Parties. Except to the extent provided in Section 3, it is understood and agreed that all Services performed hereunder by the Service Provider shall be as an independent contractor and not as an employee or agent of Dreyfus or any of the Funds, and none of the parties shall hold itself out as an agent of any other party with the authority to bind such party.

     12. Use of Dreyfus Name. Except as otherwise expressly provided for in this Agreement, the Service Provider shall not use, nor shall it allow its employees or agents to use, the name or logo of Dreyfus, any affiliate of Dreyfus, or any products or services sponsored, managed, advised, administered, or distributed by Dreyfus or any of its affiliates, for advertising, trade, or other commercial or noncommercial purposes without the express prior written consent of an authorized officer of Dreyfus.

     13. Confidentiality. The Service Provider shall not disclose or make use of, directly or indirectly, any secret or confidential information or material, including without limitation proposed new products, new marketing strategies or techniques, new communication or electronic fund transfer methods, sales or volume reports, shareholder or customer lists, dealer lists, or prospective investor lists pertaining to or owned by Dreyfus, any of its affiliates or any investment companies, including the Funds, sponsored, managed, advised, administered or distributed by Dreyfus or any of its affiliates.

     14. Insurance and Bonding. The Service Provider agrees to maintain comprehensive general liability coverage with limits of not less than five million dollars. Such insurance coverage shall be issued by a qualified insurance carrier with a Best's rating of at least "A". The Service Provider shall furnish to Dreyfus a certificate of insurance evidencing such coverage and naming Dreyfus and the Funds as additional insureds. The Service Provider also will carry with a fidelity bond covering the Service Provider, and each of its employees and authorized agents with a limit of net less than five million dollars issued by a qualified insurance carrier with a Best's rating of at least "A". The Service Provider will provide to Dreyfus a certificate of insurance evidencing such coverage.

     15. Fees.

     (a) In consideration of the Service Provider's performance of the Services, Dreyfus and the Dreyfus Funds agree to pay the Service Provider their respective portions of the fees described in Schedule C ("Administrative Fees").

     (b) The Parties agree that the Administrative Fees are for administrative services only and do not constitute payment in any manner for investment advisory or distribution services.

     (c) The Service Provider will calculate the Administrative Fees at the end of each month, and Dreyfus and the Funds, in accordance with their respective obligations, will make payment to the Service Provider within 30 days after their receipt of an invoice therefor. Each invoice will be accompanied by a statement showing the calculation of the Administrative Fees and the number of Participant accounts underlying the Account maintained in each Fund as of the last day of the month.

     16. Termination.

     (a)  This Agreement shall terminate:

          i) with respect to the sale and issuance of new Shares to any Plans, at the option of the Service Provider, Dreyfus, or a Fund upon six months' advance written notice to the other parties hereto and with respect to Shares previously sold to Plans at the option of the Service Provider, Dreyfus or the fund upon six months' advance notice to the other parties hereto;

          ii) with respect to Shares previously sold to Plans and with respect to the sale and issuance of new Shares to any Plans, at the option of Dreyfus or any Fund, upon written notice to the Service Provider of any legislation or regulation which has the effect of limiting, or the operation of which serves to limit, The Dreyfus Corporation's investment advisory or administration fee with respect to such Fund to an amount that is less than the Administrative Fees payable with respect to such Fund;

          iii) with respect to Shares previously sold to Plans and with respect to the sale and issuance of new Shares to any Plans, at the option of the Service Provider, or of Dreyfus or a Fund, as the case may be, upon written notice to the other parties hereto of the institution of formal proceedings against the Fund or Dreyfus, or against the Service Provider, as the case may be, by the National Association of Securities Dealers, the Securities and Exchange Commission or any other regulatory body;

          iv) with respect to Shares previously sold to Plans and with respect to the sale and issuance of new Shares to any Plans, at the option of Dreyfus or any Fund, upon written notice to the Service Provider of termination of Dreyfus' Distribution Agreement with such Fund. This provision shall not be deemed to apply if, contemporaneously with such termination, a new Distribution Agreement containing substantially similar terms is entered into between Dreyfus and such Fund;

          v) with respect to Shares previously sold to Plans and with respect to the sale and issuance of new Shares to any Plans, at the option of Dreyfus or any Fund, upon written notice to the Service Provider of termination of The Dreyfus Corporation's Investment Advisory or Administration Agreement with such Fund. This provision shall not be deemed to apply if, contemporaneously with the termination, a new Investment Advisory or Administration Agreement containing substantially similar terms is entered into between The Dreyfus Corporation and such Fund;

          vi) with respect to the sale and issuance of new Shares, whenever, and so long as: (a) in the judgment of a Fund's officers, the Fund's declining to accept any additional orders for, or to make any sales of, Shares is warranted by market, economic or political conditions, or by abnormal circumstances of any kind;
               (b) the Securities and Exchange Commission has issued and there remains in effect any stop order suspending the effectiveness of such Fund's registration statement or prospectus; or (c) a current prospectus as required by Section 10 of the Securities Act of 1933, as amended, is not on file with the Securities and Exchange Commission;

          vii) with respect to Shares previously sold to Plans and with respect to the sale and issuance of new Shares to any Plans, at the option of the Service Provider, or of any Fund or Dreyfus, as the case may be, upon an assignment of this Agreement by the Fund or Dreyfus, or by the Service Provider, as the case may be, in a manner that is not permitted under the terms of Section 24 hereof; and

          viii)with respect to Shares previously sold to Plans and with respect to the sale and issuance of new Shares to any Plans, at the option of the Service Provider, or of Dreyfus or any Fund, as the case may be, upon written notice to the other parties that Dreyfus or the Fund, or the Service Provider, as the case may be, is in material breach of this Agreement unless the party in breach cures the breach to the reasonable satisfaction of the party alleging breach within 10 days.

     (b) Notwithstanding any termination of this Agreement pursuant to Section 16(a) hereof, each Fund and Dreyfus may, at the option of the Fund, continue to make available additional Shares of that Fund for as long as the Fund desires pursuant to the terms and conditions of this Agreement as provided below, for all Plans in effect on the effective date of termination of this Agreement (hereinafter referred to as "Existing Plans"). Specifically, without limitation, if that Fund and Dreyfus so elect to make additional Shares of the Fund available, the owners of the Existing Plans or the Accounts, whichever shall have legal authority to do so, shall be permitted to reallocate investments in that Fund, redeem investments in that Fund and/or invest in that Fund upon the making of additional purchase payments under the Existing Plans. In the event of a termination of this Agreement pursuant to Section 16(a) hereof, such Fund and Dreyfus, as promptly as is practicable under the circumstances, shall notify Service Provider whether Dreyfus and that Fund will continue to make Shares of that Fund available after such termination. If such Shares of the Fund continue to be made available after such termination, the provisions of this Agreement shall remain in effect and thereafter either of that Fund or Service Provider may terminate the Agreement as to that Fund, as so continued pursuant to this Section 16(b), upon prior written notice to the other party, such notice to be for a period that is reasonable under the circumstances but, if given by the Fund, need not be for more than six months.


     17. Indemnification.

     (a) The Service Provider agrees to indemnify and hold harmless Dreyfus, the Funds, the Funds' investment advisers, the Funds' administrators, and each of their directors, officers, employees, agents and each person, if any, who controls them within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), against any losses, claims, damages, liabilities or expenses to which an indemnitee may become subject insofar as those losses, claims, damages, liabilities or expenses or actions in respect thereof, arise out of or are based upon (i) the provision of Administrative Services by the Service Provider, (ii) the Service Provider's negligence or willful misconduct in performing the Services, (iii) any breach by the Service Provider of any material provision of this Agreement, or (iv) any breach by the Service Provider of a representation, warranty or covenant made in this Agreement; and the Service Provider will reimburse the indemnitees for any legal or other expenses reasonably incurred, as incurred, by them in connection with investigating or defending such loss, claim or action. This indemnity agreement will be in addition to any liability which the Service Provider may otherwise have.

     (b) Dreyfus agrees to indemnify and hold harmless the Service Provider and each of its directors, officers, employees, agents and each person, if any, who controls the Service Provider within the meaning of the Securities Act against any losses, claims, damages, liabilities or expenses to which an indemnitee may become subject insofar as such losses, claims, damages, liabilities or expenses (or actions in respect thereof) arise out of or are based upon (i) any breach by Dreyfus of any material provision of this Agreement, or (ii) any breach by Dreyfus of a representation, warranty or covenant made in this Agreement, or (iii) any loss resulting from a pricing error that is the fault of Dreyfus; and Dreyfus will reimburse the indemnitees for any legal or other expenses reasonably incurred, as incurred, by them in connection with investigating or defending any such loss, claim or action. This indemnity agreement will be in addition to any liability which Dreyfus may otherwise have.

     (c) Promptly after receipt by an indemnitee under this Section 17 of notice of the commencement of an action, the indemnitee will, if a claim in respect thereof is to be made against the indemnitor, notify the indemnitor of the commencement thereof in accordance with the provisions of Section 18 hereof within 7 days after the summons or other first legal process shall have been served, unless within such 7 days the indemnitor shall have been served in the same action, in which case such notification may be given within 60 days, provided that the omission so to notify the indemnitor will not relieve it from any liability that it may have to any indemnitee under this Section 17 except to the extent that the indemnitor has been prejudiced in any material respect by such failure. The omission so to notify the indemnitor will not relieve it from any liability that it may have to any indemnitee otherwise than under this Section 17. If any such action is brought against any indemnitee and it notifies the indemnitor of the commencement thereof, the indemnitor will be entitled to assume the defense thereof with counsel reasonably satisfactory to the indemnitee, and the defendant or defendants in such action entitled to indemnification hereunder shall have the right to participate in the defense or preparation of the defense of any such action. In the event the indemnitor does elect to assume the defense of any such action, and to retain counsel of good standing, the defendant or defendants in such action shall bear the fees and expenses of any additional counsel retained by any of them; but in case the indemnitor does not elect to assume the defense of any such action, the indemnitor will reimburse the indemnitee(s) named a defendant or defendants in such action for the fees and expenses of one single additional counsel agreed upon by them. If the indemnitor assumes the defense of any such action, the indemnitor shall not, without the prior written consent of the indemnitee(s), settle or compromise the liability of the indemnitee(s) in such action, or permit a default or consent to the entry of any judgment in respect thereof, unless in connection with such settlement, compromise or consent each indemnitee receives from such claimant an unconditional release from all liability in respect of such claim.

     18. Notice. Each notice required by this Agreement shall be given in writing and delivered personally or mailed by certified mail to the other party at the following address or such other address as each party may give notice to the other:

                           If to the Service Provider, to:

                                    American United Life Insurance Company
                                    One American Square
                                    Indianapolis, IN 46238
                                    Attn:   General Counsel

                           If to Dreyfus or any Fund, to:

                                    Dreyfus Service Corporation
                                    200 Park Avenue - 8W
                                    New York, New York 10166
                                    Attention:   General Counsel

                                    with a copy to:

                                    The Dreyfus Corporation
                                    200 Park Avenue
                                    New York, New York 10166
                                    Attention: General Counsel

A notice given pursuant to this Section 18 shall be deemed given immediately when delivered personally.

     19. Governing Law. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to agreements fully executed and to be performed therein.

     20. Additional Representations, Warranties and Covenants. Each party represents that it is free to enter into this Agreement and that by doing so it will not breach or otherwise impair any other agreement or understanding with any other person, corporation or other entity. The Service Provider further represents, warrants, and covenants that:

     i) it has full power and authority under applicable law, and has taken all action necessary, to enter into and perform this Agreement;

     ii) it is registered as a transfer agent pursuant to Section 17A of the Securities Exchange Act of 1934, as amended (the "1934 Act") or is appropriately exempt from registration under the 1934 Act;

     iii) the arrangements provided for in this Agreement will be disclosed to the Plans through their representatives;

     iv)  it will not be a  "fiduciary"  of any Plan as such term is  defined in
          Section 3(21) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code");

     v) the receipt of the fees described in Section 15 hereof by the Service Provider will not constitute a "prohibited transaction" as such term is defined in section 406 of ERISA and Section 4975 of the Code;

     vi) OneAmerica is registered as a broker-dealer under the 1934 Act and any applicable state securities laws, or is not required to be so registered, including as a result of entering into and performing the services set forth in this Agreement; and

     vii) the Services will be performed by qualified personnel in accordance with the terms of this Agreement and highest industry standards.

     21. Complete Agreement. This Agreement contains the full and complete understanding of the parties and supersedes all prior representations, promises, statements, arrangements, agreements, warranties and understandings between the parties with respect to the subject matter hereof, whether oral or written, express or implied.

     22. Modification. This Agreement may be modified or amended, and the terms of this Agreement may be waived, only by a writing signed by each of the parties.

     23.   Counterparts.   This  Agreement  may  be  executed  in  two  or  more
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

     24. Assignment. This Agreement shall not be assigned by a party hereto, without the prior written consent of the other parties hereto, except that a party may assign this Agreement to an affiliate having the same ultimate ownership as the assigning party without such consent.

     25. Survival. The provisions of Sections 5, 12, 13, 14 and 17 shall survive termination of this Agreement.

     26. Lion Remote System.

     (a) The Service Provider shall be permitted to use the automated system made available by Dreyfus for the electronic transmission of account inquiries and/or instructions with respect to transactions in Shares to the transfer agent or other person or other entity authorized to receive such account inquiries and/or transaction instructions (such automated system, including any computer or other hardware, software or other equipment of any kind owned or furnished by Dreyfus for use in conjunction therewith, being hereinafter referred to as the "System") to fulfill its obligations under Section 3 of this Agreement to transmit orders for the purchase and redemption of Shares and to otherwise fulfill its obligations under the Agreement.

     (b) The Service Provider represents, warrants and agrees that the Service Provider will settle or otherwise complete in a timely and proper manner any purchase, redemption or other transaction with respect to Shares for which the Service Provider or any party authorized to act on behalf of the Service Provider or any person having access to the System through the Service Provider has transmitted transaction instructions by means of the System.

     (c) The Service Provider understands and agrees that Dreyfus reserves the right, exercisable at any time upon notice to the Service Provider, to terminate the Service Provider's use of the System for any reason whatsoever, and that neither Dreyfus nor the Funds shall be liable to the Service Provider or any other person or entity whatsoever for any such termination. The Service Provider may terminate its use of the System at any time upon written notice to Dreyfus. If at the time of any termination the Service Provider is in possession of any computer or other hardware, software or other equipment of any kind owned by Dreyfus or furnished by Dreyfus for use in conjunction with the System, the Service Provider agrees that Dreyfus shall have the right to immediately disconnect and repossess all such computer or other hardware, software and other equipment. The Service Provider agrees to promptly return to Dreyfus any and all documentation furnished to the Service Provider relating to the System and to destroy any and all documentation prepared by the Service Provider ("Service Provider Documentation") relating to the System (except to the extent such Service Provider Documentation is otherwise required to be retained by applicable laws, rules or regulations).

     (d) The Service Provider understands and agrees that Dreyfus, the Funds, the Funds' investment advisers, the Funds' administrators, and each of their directors, officers, employees and agents, and each person, if any, who controls them within the meaning of the Securities Act of 1933 shall not be liable for any delays, inaccuracies, errors, interruptions, mistakes or omissions in the information transmitted through the System, or in the transmission thereof, or for any other loss, claim, damage, liability or expense arising out of or in connection with Service Provider's use of the System, except in the case of such party's own negligence or willful misconduct.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement by their duly authorized officers as of this ________ day of ________, 2003.


                                          AMERICAN UNITED LIFE INSURANCE COMPANY

                                      Signed:  _________________________________

                                        Name:  _________________________________

                                        Title: _________________________________

                                           DREYFUS SERVICE CORPORATION


                                       Signed:  ________________________________

                                         Name:  ________________________________

                                        Title:  ________________________________


                                   On behalf of those funds listed on Schedule A


                                       Signed:  ________________________________

                                         Name:  ________________________________

                                        Title:  ________________________________

                                   SCHEDULE A


Fund Number                   Fund Name
                      Dreyfus Growth and Value Funds, Inc.
    526               Dreyfus Premier Future Leaders Fund - Class T
    940               Dreyfus Premier Structured Mid Cap Fund - Class T

                      The Dreyfus/Laurel Funds, Inc.
    198                Dreyfus Premier Small Cap Value Fund - Class T

    274               Dreyfus Premier New Leaders Fund, Inc. - Class T

    211               The Dreyfus Premier Third Century Fund, Inc. - Class T

    778               Dreyfus Premier Worldwide Growth Fund - Class T

                                   SCHEDULE B

The Service Provider shall perform the following services:

     1. Maintain separate records for each Plan, which records shall reflect units of the Accounts purchased and redeemed, including the date and price for all transactions, and Share balances.

     2. Disburse or credit to the Plans, and maintain records of, all proceeds of redemptions of shares and all other distributions not reinvested in Shares.

     3. Prepare, and transmit to the Plans, periodic account statements showing the total number of units of the Accounts owned by each Plan as of the statement closing date, purchases and redemptions of Shares by the Plan during the period covered by the statement, and the dividends and other distributions paid to the Plan during the statement period (whether paid in cash or reinvested in Shares).

     4. Transmit to the Plans prospectuses, proxy materials, reports, and other information provided by Dreyfus or a Fund and required to be sent to shareholders under the Federal securities laws.

     5. Transmit to the transfer agent of each Fund purchase orders and redemption requests placed by the Plans.

     6. Transmit to the Plans confirmations of purchase orders and redemption requests placed by the Plans.

     7. Maintain all account balance information for the Plans and daily and monthly purchase summaries expressed in units of the Accounts and dollar amounts.

     8. Settle purchase orders and redemption requests placed by the Service Provider on behalf of the Plans in accordance with the terms of each Fund's prospectus.

     9. Prepare file or transmit all Federal, state and local government reports and returns as required by law with respect to each account maintained on behalf of a Plan.

                                   SCHEDULE C


The Administrative Fees payable each month with respect to a Fund shall be an amount equal to the amount set forth below as a percentage of assets invested in such Fund for the period, calculated quarterly based upon the average assets invested in the Funds at each month's end in the quarter (the "Total Monthly Fee"). The Fund's share of the Administrative Fees for a given month shall be an amount equal to the number of Participant accounts underlying the Account maintained in the Fund as of the last day of the month multiplied by the per account fee charged by the fund's transfer agent for shareholder accounts multiplied by one-twelfth (1/12) (the "Fund Monthly Fee"), but shall not exceed the Total Monthly Fee. Dreyfus" share of the Administrative Fees shall be an amount equal to the Total Monthly Fee minus the Fund Monthly Fee. For administrative convenience, Dreyfus may pay the total Monthly Fee to the Service Provider on behalf of itself and the Fund and collect the Fund Monthly Fee from the Fund.

Fund Number                   Fund Name                                                                    Fees
                                                                                                            Bps*
             Dreyfus Growth and Value Funds, Inc.
    526               Dreyfus Premier Future Leaders Fund - Class T                                         .60%
    940               Dreyfus Premier Structured Mid Cap Fund - Class T                                     .60%
                                                                                                            .60%
             The Dreyfus/Laurel Funds, Inc.
    198               Dreyfus Premier Small Cap Value Fund - Class T                                        .60%

    274      Dreyfus Premier New Leaders Fund, Inc. - Class T                                               .60%

    211      The Dreyfus Premier Third Century Fund, Inc. - Class T                                         .60%

    778      Dreyfus Premier Worldwide Growth Fund, Inc. - Class T                                          .60%


* The fees outlined on this Schedule B represent the total fees payable to American United Life Insurance Company including, but not limited to, any fees paid pursuant to a Fund's 12b-1 Plan or Shareholder Services Plan.